Exhibit 99.1

WGNB Corp. 1st Quarter ’05 Earnings increase 23% over 1st Quarter ‘04

CARROLLTON, Ga.—(BUSINESS WIRE)—April 11, 2005—WGNB Corp. (NASDAQ: WGNB), the holding company for West Georgia National Bank, announced its 2005 first quarter earnings of $1,613,971, or $0.48 per diluted share, compared to its 2004 first quarter earnings of $1,310,851, or $0.39 per diluted share, an increase of $303,120, or 23.1 percent.

“2005 has started out very well. We have carried over the momentum from the fourth quarter of 2004”, said L. Leighton Alston, President and CEO of WGNB Corp. “The staff continues to perform at a high level as we continue to grow the Company.”

“That’s right”, said Steven J. Haack, Secretary and Treasurer of WGNB Corp. “Loan growth remains strong and earnings appear to be on track with the 2005 budget which anticipates significant earnings growth.”

Total assets have grown by $58 million, or 14 percent; total loans have grown by $58 million, or over 18 percent, and total deposits have grown by $58 million, or 18 percent since the first quarter of 2004. Total assets for the Company now stand at $474 million.

About WGNB Corp.

WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker, “WGNB”. West Georgia National Bank has seven full service locations in Carrollton, Bowdon, Villa Rica and Douglasville and total assets of $474 million. The Bank is the largest and most enduring locally owned community bank in Carroll County.

For more information about West Georgia National Bank or WGNB Corp., visit our investor relations page on our website, www.wgnb.com.

Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@wgnb.com or at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,”“estimates,”“plans,”“expects,”“should,”“will,”“may,”“might,”“outlook,””likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

For the Year the Date	March 31, 2005 (unaudited)	March 31, 2004 (unaudited)
Total interest income	$7,075	$5,900
Total interest expense	2,372	1,753
Net interest income	4,703	4,147
Provision for loan loss	300	150
Net interest income after provision	4,403	3,997
Total other income	1,354	1,363
Total other expense	3,522	3,448
Earnings before income taxes	2,235	1,912
Income taxes	621	601
Net earnings	1,614	1,311
Per Share Data:
Net earnings	0.49	0.40
Diluted net earnings	0.48	0.39
Cash dividends declared year to date	.2150	0.1825
Book Value	13.67	13.07
At Period End:
Total loans	377,714	319,317
Earning assets	450,398	391,161
Assets	476,858	419,001
Deposits	375,297	316,864
Stockholders’ equity	45,443	43,233
Weighted average shares outstanding	3,324,427	3,306,963
Key Performance Ratios Year to Date:
Return on average assets	1.38%	1.31%
Return on average equity	14.12%	12.17%
Net interest margin, tax equivalent	4.49%	4.58%
Dividend payout ratio	44.28%	46.04%
Overhead ratio	58.15%	62.57%
Asset Quality Ratios:
Non-performing assets/loans & OREO	0.41%	0.75%
Loan loss reserve/total loans	1.15%	1.14%
Loan loss reserve/non-performing assets	278.83%	151.87%
Loan loss reserve/total capital	9.57%	8.38%
Capital Ratios:
Tier 1 capital/total average assets	9.59%	10.29%
Risk based capital ratio	12.32%	13.65%

Contact:	WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@wgnb.com
or
Media Contact for WGNB
Charity Davis, 770/214-7208
cdavis@wgnb.com